Exhibit 23.8

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in this Registration Statement on Form S-4 of NRG Energy, Inc. (the “Company”), and all amendments thereto (the “Registration Statement”), as a person who is to become a director of the Company upon consummation of the Merger (as such term is defined in the Agreement and Plan of Merger, dated as of July 20, 2012, by and among the GenOn Energy, Inc., the Company and Plus Merger Corporation), and to the filing of this consent as an exhibit to this Registration Statement.

Date: September 13, 2012

	By:	/s/ Terry G. Dallas
Terry G. Dallas